Exhibit 10.3

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

LICENSE AGREEMENT

BETWEEN:

ROBERT E.W. HANCOCK of 4470 Maple Crescent, Vancouver, BC V6J 483

(“LICENSOR”)

AND:

SEPSET BIOSCIENCES INC., a corporation incorporated under the laws of British Columbia, with a registered and records office at Suite 700 - 401 West Georgia Street, Vancouver, BC Canada V68 5A1

(the “Licensee”)

WHEREAS:

A. LICENSOR has been engaged in research during the course of which he, together with the Researchers (defined below) have collectively invented, developed and/or acquired certain technology relating to gene expression signature for predicting sepsis and organ failure, as such technology is further described under Schedule “A”;

B. The Researchers have assigned their rights and interests in and to the Technology to the LICENSOR, in consideration for the distribution and payment of royalties to such Researchers as set out herein; and

C. The Licensee and LICENSOR have agreed to enter into this license on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0 DEFINITIONS

1.1 In this Agreement:

(a)	“Agreement” means this license agreement;

(b)	“Confidential Information” means all information, regardless of its form disclosed by a party (the “Discloser”) to the other party (the “Recipient”) and designated by the Discloser as confidential or of a nature that would be considered confidential and/or proprietary in the industry of the Discloser, including without limitation all information and documents related to the Technology or any Improvements (including all derived analyses and conclusions) and the terms and conditions of this Agreement, except that “Confidential Information” does not include information:

(i)	possessed by the Recipient before receipt from the Discloser, other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(iv)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of, or access to, the Discloser’s information as evidenced by the Recipient’s business records;

(c)	“Improvements” means the LICENSOR Improvements and Licensee Improvements;

(d)	“licensee Improvements” means improvements, variations, updates, modifications, and enhancements made and/or acquired at any time after the Start Date by the Licensee or any sublicensees of the Licensee relating to the Technology which cannot be legally used or practiced without infringing the Technology licensed under this Agreement, as well as all data generated by or on behalf of the Licensee in the course of the Technology Validation Project;

(e)	“LICENSOR Improvements” means improvements, variations, updates, modifications, and enhancements made and/or acquired at any time after the Start Date by the LICENSOR relating to the Technology which cannot be legally used or practiced without infringing the Technology licensed under this Agreement, as well as all data generated by or on behalf of the LICENSOR in the course of the Technology Validation Project;

(f)	“Patents” means collectively the rights in and to any and all inventions which are disclosed or claimed in the Canadian, U.S., and foreign patents and patent applications identified in Schedule “A” and all:

(i)	counterparts, continuations, continuations-in-part, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	international and foreign counterpart patents;

resulting therefrom, all of which will be deemed added from time to time to Schedule “A”;

(g)	“Product(s)” means goods manufactured or provided which cannot be legally used or practiced without infringing the Technology or Improvements;

(h)	“Researchers” means Olga M. Pena Serrato, David G. Hancock and John Boyd;

(i)	“Revenue” means all revenues and monies, directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee (but not including monies collected from any sublicensee of the Licensee) from the sale of any Products, less direct sales taxes and customs duties applied on the sales of Products;

(j)	“Royalty Due Dates” means the last day of March, June, September and December of each year during the Term;

(k)	“Start Date” means February 15, 2017;

(l)	“Sublicensing Revenue” means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee under each sublicense agreement of the Licensee’s rights in the Technology and any Improvements, and/or any Products;

(m)	“Technology” means the Patents and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, before the Start Date by the LICENSOR (including by assignment from the Researchers) relating to, and including, the technology and materials described in Schedule “A”, as amended from time to time, including, without limitation all directly related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, and LICENSOR’s Confidential Information;

(n)	“Technology Validation Project” means the project directed to validation of the Technology as outlined in the attached Schedule “C”, as such may be amended, restated or supplemented from time to time; and

(o)	“Term” is defined in Article 12.1.

2.0 PROPERTY RIGHTS AND GRANT OF LICENSE

2.1 The Licensee acknowledges and agrees that LICENSOR owns all right, title and interest in and to the Technology and all LICENSOR Improvements. The LICENSOR acknowledges and agrees that as between LICENSOR and Licensee, Licensee owns all right, title and interest in and to all Licensee Improvements

2.2 LICENSOR hereby grants to the Licensee an exclusive worldwide license to research, develop, use and sublicense (including the right to grant further sub-sublicenses) the Technology and any LICENSOR Improvements and to use, manufacture, have made, import, distribute, sell, offer to sell and have sold the Products for any and all purposes on the terms and conditions set out in this Agreement.

3.0 ROYALTIES

3.1 In consideration of the license granted under this Agreement, the Licensee will pay to LICENSOR and the Researchers collectively, a royalty equal to 2% of the Revenue and 10% of the Sublicensing Revenue, to be divided among the LICENSOR and the Researchers in accordance with Schedule “B”.

3.2 The royalty is due and payable within 30 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the Sublicensing Revenue in the 3-month period immediately before the applicable Royalty Due Date.

3.3 All royalties paid by the Licensee to LICENSOR under this Agreement will be in Canadian dollars. If the Licensee receives any Revenue or Sublicensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to LICENSOR, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Revenue or Sublicensing Revenue.

3.4 Products are deemed to have been sold by the Licensee and included in the Revenue upon receipt of payment by Licensee.

3.5 Each of the Researchers shall be a third party beneficiary of the obligations of the Licensee under this Article 3.0 and under Article 6.0 (Indemnity), to pay such Researcher his or her royalties under this Article 3.0, and indemnify such Researcher in accordance with Article 6.0. As such, the LICENSOR and Licensee both acknowledge that each of the Researchers shall have the legal right to enforce directly against the Licensee the provisions, obligations and covenants under this Article 3.0 and Article 6.0 (Indemnity) for the benefit of each such Researcher.

4.0 PATENTS

4.1 LICENSOR will own all Patents. Subject to LICENSOR’s approval, the Licensee will be responsible for preparing, filing, prosecuting and maintaining the Patents (“Patent Management”) in LICENSOR’s name, and will ensure that the Patents broadly claim for LICENSOR’s benefit all inventions disclosed by the Technology and any LICENSOR Improvements. Upon reasonable request by LICENSOR, the Licensee will provide to LICENSOR all material information and documents received, prepared or filed in connection with the Patents. To assist the Licensee with the Patent Management, LICENSOR will at the reasonable request of the Licensee, provide required information and will execute and deliver documents and do such other reasonable acts as the Licensee may request.

4.2 After the Start Date, the Licensee will be responsible for all costs and expenses relating to Patent Management.

4.3 During the Term, the Licensee will not contest the validity or scope of any Patents licensed under this Agreement.

4.4 The Licensee will ensure proper patent marking for all uses of the Technology and any LICENSOR Improvements licensed under this Agreement and will clearly mark the appropriate Patent numbers on any Products made using the Technology and any Improvements.

5.0 DISCLAIMER OF WARRANTY

5.1 LICENSOR makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvement or the Products. Without limitation, LICENSOR specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

LICENSOR is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or any third parties may suffer arising from any defect, error or fault of the Technology or any Improvements or Products, or their failure to perform, even if LICENSOR is aware of the possibility of such defect, error, fault or failure. The Licensee acknowledges that it has been advised by LICENSOR to undertake its own due diligence regarding the Technology, any Improvements or Products.

5.2 Nothing in this Agreement:

(a)	constitutes a warranty or representation by LICENSOR as to title to the Technology or any LICENSOR Improvements or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties;

(b)	constitutes an express or implied warranty or representation by LICENSOR that the Licensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c)	imposes an obligation on LICENSOR to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

5.3 Notwithstanding Article 5.2, if there is an alleged infringement of the Technology or any Improvements or any right with respect to the Technology or any Improvements, the Licensee may prosecute litigation designed to enjoin infringers of the Technology or any Improvements. LICENSOR agrees to reasonably co-operate to the extent of signing all documents necessary to vest in the Licensee the right to start the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee. All amounts recovered by the Licensee as the result of such litigation will accrue to the benefit of the Licensee.

5.4 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee regarding the use of the Technology or any Improvements or the development, manufacture, use or sale of the Products, all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any sublicensee of the Licensee, as the case may be. If LICENSOR elects to participate as a party in any litigation involving the complaint to the extent that the court may permit, any additional expenses generated by such participation will be paid by LICENSOR.

6.0 INDEMNITY

6.1 The Licensee indemnifies, holds harmless and defends LICENSOR and the Researchers against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, whether direct, indirect, consequential, incidental or special, arising in any manner at all from or out of the use of the Technology or any Improvements, or the manufacture, use or sale of Products by the Licensee or its sublicensees or their respective affiliates, collaborators, distributors, agents, customers or end users.

6.2 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in this Article 6 will survive and continue to bind the Licensee and its successors and permitted assigns.

7.0 CONFIDENTIALITY

7.1 Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of LICENSOR’s Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Licensee’s obligations under this Agreement and who have signed appropriate non-disclosure agreements.

7.2 Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

7.3 The Licensee requires of LICENSOR, and to the extent permitted by law LICENSOR agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees, provided that this Agreement may be disclosed to the Researchers.

7.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in this Article 7 will survive and continue to bind the parties, their successors and permitted assigns.

8.0 ACCOUNTING RECORDS & REPORTS

8.1 The Licensee will maintain at its principal place of business separate accounts and records of all Revenues, sublicenses and Sublicensing Revenues and all business done in connection with the Technology or any Improvements or Products. The accounts and records will be in sufficient detail to enable accurate and complete reports and returns to be made under this Agreement.

8.2 Upon written request of the LICENSOR, no more than twice per year, the Licensee will complete and deliver to LICENSOR, a payment report which verifies the Revenue and Sublicensing Revenue, together with a calculation of the royalty and other amounts payable under this Agreement. The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles, including the International Financial Reporting Standards (IFRS) applied on a consistent basis.

8.3 The Licensee will retain the accounts and records referred to in this Article 8 throughout the Term and will permit a duly authorized representative of LICENSOR to inspect, at LICENSOR’s expense and during the Licensee’s normal business hours, such accounts and records, for the purpose of determining whether or not the Licensee is in compliance with this Agreement, provided that such audits shall take place no more than once a calendar year and with sufficient prior notice provided to the Licensee.

8.4 LICENSOR will ensure that all information provided to LICENSOR or its representatives under Article 8 is treated as confidential by LICENSOR.

9.0 INSURANCE

9.1 During the Term, the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance}, as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

10.0 GOVERNING LAW

10.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

11.0 NOTICES

11.1 All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail at the address for the receiving party set out on page 1 of this Agreement, or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 11.1 is deemed to have been received at the end of the fifth day after it is posted.

12.0 TERM

12.1 The term (the “Term”) of this Agreement starts on the Start Date and ends on the later of:

(a)	20 years following the Start Date; or

(b)	the expiry of the last Patent licensed under this Agreement, unless terminated earlier under Article 13.

13.0 TERMINATION OF AGREEMENT

13.1 LICENSOR may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)	any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Licensee;

(b)	the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render the Licensee insolvent, the termination of a majority of the Licensee’s employees, the vacation of the Licensee’s chief place of business or the Licensee ceasing or threatening to cease carrying on business;

(c)	any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to LICENSOR and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable or being levied; or

(d)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee.

13.2 Other than as set out in Article 13.1, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	30 days’ notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b)	if the breach cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

14.0 MISCELLANEOUS COVENANTS OF LICENSEE

14.1 The Licensee represents and warrants to LICENSOR that the Licensee is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

14.2 The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology and any Improvements and this Agreement.

15.0 GENERAL

15.1 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

15.2 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

15.3 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

15.4 No exercise of a specific right or remedy by any party precludes it from, or prejudices it in, exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

15.5 All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

15.6 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

15.7 The Licensee acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for LICENSEE in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

15.8 This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

15.9 Time is of the essence of this Agreement.

15.10 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

[signature page follows]

SIGNED BY THE PARTIES AS AN AGREEMENT on the 13th day of March, 2017 but effective as of the Start Date.

ROBERT E.W. HANCOCK

SIGNED FOR AND ON BEHALF of SEPSET BIOSCIENCE INC.
by its authorized signatories:

Authorized Signatory

/s/ Robert E.W. Hancock, Director
Please print Name and Title of Signatory

Authorized Signatory

/s/ Gordon McCauley, Director
Please print Name and Title of Signatory

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

lnventor(s)	Title	Patent #
Hancock, R.E.W.	Diagnostic for Sepsis	PCT CA2015000160
Pena Serrato, O.M.		filed March 13, 2015
Hancock, D.G.
Boyd, J.
Hancock, R.E.W.	Diagnostic for Sepsis	61/953,458
Pena Serrato, O.M.		filed March 14, 2014
Hancock, D.G.
Boyd, J.

SCHEDULE “B”

Allocation of Royalties and Payment Instructions

All royalty amounts payable by LICENSEE pursuant to Section 3.1 of this Agreement, shall be payable as follows:

(a)	30% to LICENSOR, payments to be made by cheque delivered to LICENSOR at the address set out on page 1 of this Agreement;

(b)	30% to Olga M. Pena Serrato, payments to be made by cheque delivered to 2700 Acadia Road Apt 105, Vancouver, BC V6T 1R9;

(c)	30% to David G. Hancock, payments to be made by cheque delivered to c/o 4470 Maple Crescent, Vancouver, BC V6J 483; and

(d)	10% to John Boyd, payments to be made by cheque delivered to 2377 West 8th Avenue, Vancouver, BC V6K 2A8.

SCHEDULE “C”

Technology Validation Project

Background: An initial gene signature involving 99 genes was uniquely differentially expressed in endotoxin-tolerant human blood cells, but not inflammatory cells. Gene-set test approaches were used to correlate this signature with early sepsis, both newly and retrospectively analyzing microarrays from 593 patients in 11 cohorts. Subsequently, a unique cohort of possible sepsis patients was recruited at first clinical presentation in an independent blinded controlled observational study to determine whether this signature was associated with the development of confirmed sepsis and organ dysfunction (n = 72 patients, largely from the emergency ward prior to a diagnosis of sepsis). After an analysis of differential gene expression in patients with sepsis compared to those without, a core set of 31 genes was sufficient for diagnosis without loss of accuracy. This signature differentiated between suspected sepsis patients who did, or did not, go on to develop confirmed sepsis, and predicted the development of organ dysfunction (Pena, 2014).

Project goals:

1. To validate the identified gene signature and demonstrate reproducibility in a multicenter study (with a larger sample size). The larger study will also lead to biomarker refinement of the core set of 31 genes since bioinformatics analyses indicate that up to one-third of the genes may not be needed for accurate diagnosis. The biomarkers will be tested against patients suspected with infection based on the Systemic Inflammatory Response Syndrome {SIRS) criteria (Objectives 1 & 2).

2. To examine and validate the specificity and sensitivity of the final gene signature via multiplex PCR platform. The platform used in the discovery and replication phases (RNA Seq) cannot be directly implemented in a clinical setting because of the cost, lengthy turnaround time, and deep computational bioinformatics associated with analyses (Objective 3).

Objective 1: Patient recruitment & sample collection (8 months)

Go/no-go milestone: Samples collected from 1,000 patients across multiple centers An estimated 1,000 patients is required to achieve a sensitivity of at least 0.9 at a 95% confidence level, assuming that 50% of patients with suspicion of sepsis actually have sepsis (Pena, 2014). Patients will be recruited from multiple centers for a prospective observational cohort study of patients with and without sepsis. Dr. Hancock has already started to recruit Canadian, UK, Australian, Vietnamese, and Colombian clinician collaborators for the multicenter study. The study will consist of male and female adult patients (18 years or older). Inclusion criteria include patients attending the emergency department (ED) and suspected to have the possibility of sepsis by the emergency physician after clinical exam (i.e. clinical-suspected diagnosis of sepsis). Exclusion criteria include patients under 18 years old, pregnancy, or history of blood or inflammatory disease. Patients determined to not have sepsis by current clinical criteria will serve as the control group. Placebo will be surgical patients with inflammation. The assumption is that 50% of patients with a suspicion of sepsis actually have sepsis (similar distribution as Dr. Hancock’s pilot study). During the usual blood sampling performed in the ED in patients suspected of sepsis, one additional tube (1-5ml) of blood would be sampled for biomarker measurement and immediately transferred to PAXgene tubes and stored until they are sent to Vancouver according to existing SOPs.

All samples will be blinded but ID numbers will be assigned and, in a separate database, will be associated with clinical data including triage SIRS symptoms, blood culture results, organ dysfunctions, therapies, ICU entry status, and eventual in-house diagnosis. The primary outcome will be sepsis diagnosis (including progression to severe sepsis and organ dysfunction) 30 days after inclusion by clinicians blinded to the biomarker studies.

Objective 2: Sample processing & biomarker data analysis {12 months)

Go/no-go milestone: Final gene signature required with high accuracy for diagnosis Upon arrival in Vancouver, all samples in PAXgene tubes will be bar coded and processed for RNA-Seq according to standard operating procedures as described by Krawiec et al, 2009, followed by the RNA-Seq preparation procedures of Pena et al 2014. Some RNA will be stored at -80°C for subsequent analysis using a PCR platform (Objective 3). Previous RNA-Seq analysis revealed a cellular reprogramming signature of 99 genes, so the team will use ROAST gene set analysis (Wu et al, 2010 as implemented by Pena et al 2014) to look for over-representation of this gene set within patients whose later stage definitive clinical diagnosis and/or triage characteristics are consistent with sepsis or multi-organ failure, compared to those who are not (as implemented previously, Pena et al 2014). Initial analyses will occur when RNA-Seq data are assembled from 100 patients and will be refined when each additional set of 100 patients’ blood is analyzed. Additionally, multifactorial analysis using the R-based program FactomineR will be performed to associate clinical metadata with RNA-Seq transcriptional data. This will enable a more rigorous assessment of which clinical symptoms will assist in a formal sepsis diagnosis in the emergency ward. Frequency analysis for all of the 99 genes will beinstituted to determine a minimal set that are required for high accuracy (target AUC = 95% with >90% specificity and sensitivity). This will determine the minimal signature required for a good diagnosis and will be locked in at the time we have analyzed 500 blood samples.

Objective 3: Validation of refined signature via multiplex PCR (6 months)

Go/no-go milestone: Accurate diagnosis using final gene signature via multiplex PCR approach Point of care testing within the early hours of clinical presentation is imperative for identifying patients who will develop sepsis. Diagnostics tests via a PCR platform offer a quick turnaround time and require minimal operational training. PCR platforms are also relatively inexpensive and are already available in many hospital laboratories. These factors make multiplex PCR (or using one of the numerous PCR variants available) the best candidate for a point-of-care platform for Sepset’s diagnostic test. Prior to biomarker assay development on a clinical platform, the final gene signature will be validated using multiplex PCR to ensure that it is also accurately detected compared to the RNA-Seq results. Probes that arecompatible with multiplex PCR will be designed at Sepset and tested on all the 1000 banked samples to ensure diagnostic accuracy (as mentioned above target AUC = 95% with >90% specificity and sensitivity).

Final project deliverable: A validated PCR-based gene signature that predicts sepsis and organ dysfunction at clinical presentation.